Mail Stop 0306

March 21, 2005



Mr. Thomas G. Werthan
Executive Vice President and Chief Financial Officer
Emcore Corporation
145 Belmont Drive
Somerset, NJ 08873

	RE:	Emcore Corporation
		Form 10-K for the fiscal year ended September 30, 2004 Form 10-Q for the quarter ended December 31, 2004
		File No. 000-22175

Dear Mr. Werthan:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant